Exhibit 7.07

CHINA MERCHANTS BANK CO., LTD.,

NEW YORK BRANCH

535 Madison Ave., 18th Floor

New York, NY 10022

CONFIDENTIAL

June 5, 2015

Sunflower Merger Sub Limited

Floor 17, Tower A

China International Center

No. 33 Zhongshan 3rd Road

Yuexiu District

Guangzhou 510055

People’s Republic of China

Attention: Mr. Yuqiang Deng

Project Sunflower

Commitment Letter

Ladies and Gentlemen:

You have advised China Merchants Bank Co., Ltd., New York Branch (“CMB NY, “we”, “us” or the “Commitment Party”) that Sunflower Parent Limited, a Cayman Islands company (“Holdco”), formed at the direction of and controlled by Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund A - L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P., and CBC Mobile Venture Limited (collectively, the “Sponsors”), intends to consummate through Sunflower Merger Sub Limited (“you” or “Merger Sub”) the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”). This commitment letter, the Transaction Description and the Term Sheet, are collectively referred to as the “Commitment Letter.”

1. Commitments.

In connection with the Transactions, CMB NY is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Facility, subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto. The Commitment Party, together with any initial lenders added pursuant to the terms hereof, are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.”

2. Titles and Roles.

It is agreed that (i) the Commitment Party will act as the sole lead arranger for the Term Facility (in such capacity, the “Lead Arranger”), (ii) CMB NY will act as administrative agent (in such capacity, the “Administrative Agent”) and off-shore collateral agent for the Term Facility and (iii) China Merchants Bank Co., Ltd., Guangzhou Branch (“CMB GZ”) will act as on-shore collateral agent for the Term Facility. You agree that no other arrangers, agents or managers will be appointed, no other titles will be awarded unless you and the Lead Arranger shall so agree.

1

3. Syndication.

The Lead Arranger reserves the right to commence syndication of the Term Facility starting from, but not before, the date (the “Syndication Commencement Date”) that is 90 days from the date on which the Acquisition has been consummated and the initial funding under the Term Facility has occurred (the “Closing Date”). During the period (the “Syndication Period”) beginning on the Syndication Commencement Date and ending on the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Term Facility is achieved and (ii) the 240th day following the Closing Date (such earlier date, the “Syndication Outside Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Target and its affiliates to actively assist, the Lead Arranger in achieving a syndication of the Term Facility that is satisfactory to the Lead Arranger. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Target, its affiliates and its advisors to provide, the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, (x) information and evaluations prepared by you, the Target and your and its advisors, or on your or its behalf, relating to the Transactions (including customary financial estimates, forecasts and other projections (the “Projections”)) and (y) forecasts prepared by you, each in form satisfactory to the Lead Arranger, of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Term Facility, (b) your assistance with the preparation of an information memorandum with respect to the Term Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger and other materials to be used in connection with the syndication the Term Facility, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships and the existing banking relationships of the Target and (d) your otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Target, available from time to time to attend and make presentations regarding the business and prospects of the Borrower and, with your prior consent, the Transactions at one or more meetings of prospective Lenders. On or prior to the Syndication Outside Date, you will ensure that you and your subsidiaries and affiliates, and prior to the Closing Date will use your commercially reasonable efforts to ensure that the Target, shall not have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any debt of your or the Target’s (other than the Term Facility), without the prior written consent of the Lead Arranger.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Term Facility in consultation with you. It is understood that no Lender participating in the Term Facility will receive compensation from you in order to become a Lender, except on the terms contained in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

2

4. Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Party directly or indirectly by you, the Target or by any of your or their respective subsidiaries or representatives, in each case, on your or their behalf in connection with the transactions contemplated hereby, is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto provided to the Commitment Party from time to time) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time during the Syndication Period, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Term Facility, the Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) assumes no responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Term Facility on the Closing Date and the agreement of the Lead Arranger to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto, in each case subject to the applicable Limited Conditionality Provisions as defined below, and upon satisfaction (or waiver by the Commitment Party) of such conditions, the initial funding of the Term Facility shall occur.

3

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Term Facility on the Closing Date shall be (a) such of the representations made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Term Facility Documentation shall be in a form such that they do not impair the availability or funding of the Term Facility on the Closing Date if the applicable conditions set forth in the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto are satisfied (or waived by the Commitment Party) (provided that (x) to the extent any security interest in any Collateral (including the Deposit Account Pledge), is not or cannot be provided and/or perfected on the Closing Date (other than the pledge of and perfection of the security interests in (1) the certificated equity securities, if any, of the Holdco, and the Merger Sub (to the extent required by the Term Sheet) with respect to which a security interest may be perfected by means of delivery of such certificated equity securities and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement or other similar statement under the Uniform Commercial Code or Cayman Islands laws; provided that certificated equity securities of the subsidiaries outside the mainland of China of the Borrower will only be required to be delivered on the Closing Date to the extent received from the Target so long as you have used commercially reasonable efforts to obtain them on the Closing Date) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but instead shall be required to be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but no later than (i) five days after the Closing Date with respect to certificated equity securities of subsidiaries of the Borrower and the Deposit Account Pledge and (ii) otherwise, 90 days after the Closing Date (in each case, or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably) and (y) without limitation of clause (x) above, with respect to guarantees and security interests to be provided by the Target and any subsidiary of the Target that is required to become a Guarantor, if such guarantees and security interests cannot be provided (including, for the avoidance of doubt, any evidence of authorization, opinions or customary closing certificates for such Guarantors) as a condition precedent solely because the directors or managers of the Target or such subsidiaries have not authorized such guarantees and security interests and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the Term Facility (such guarantees and security interests, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided within five days of the Closing Date (or such longer period as may be agreed by the Administrative Agent). For purposes hereof, “Specified Representations” means, the applicable representations and warranties applicable to the Guarantor, the Holdco, the Borrower and their respective subsidiaries to be set forth in the Term Facility Documentation relating to organizational existence; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Term Facility Documentation; Federal Reserve margin regulations; Patriot Act; the use of the proceeds of the Term Facility not violating the Patriot Act, OFAC or FCPA; the Investment Company Act; the incurrence of the loans to be made under the Term Facility, in each case under the Term Facility, and the granting of the security interests in the Collateral to secure the Term Facility, and the entering into of the Term Facility Documentation, do not conflict with the organizational documents of the Borrower or the Guarantor; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. Notwithstanding the foregoing, in no event shall the Specified Representations include any representation or warranty with respect to the Target or any of its Subsidiaries. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

4

7. Indemnity.

To induce the Commitment Party to enter into this Commitment Letter and the Fee Letter and to proceed with the Term Facility Documentation, you agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and the officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders or affiliates thereof) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Term Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent and the Lead Arranger to the extent fulfilling their respective roles as an agent or arranger under the Term Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse the Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one firm of counsel to the Commitment Party, the Lead Arranger and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Term Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that notwithstanding the foregoing, only one inventory appraisal and one field exam in each relevant jurisdiction shall be included in the definition of Expenses. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Term Facility Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that the Indemnified Persons may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

5

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Term Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against one or more Indemnified Persons in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes a full and unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its controlled affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its controlled affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or controlled affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

6

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party and its affiliates will not use confidential information obtained from you, the Target or any of your or its subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or its subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Party and its affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or its subsidiaries or affiliates confidential information obtained by them from other persons.

You further acknowledge that the Commitment Party and its affiliates may be engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target, the Target’s customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of the Target, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrower and your and their respective subsidiaries and affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and its affiliates, on the one hand, and you, the Borrower and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Target or any of your or their respective affiliates on other matters) and the Commitment Party has no obligation to you, the Target, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party and its affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

7

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Commitment Party (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your and your affiliates’ officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) during the Syndication Period, you may disclose the Term Sheet and other exhibits and attachments to this Commitment Letter, and the contents thereof, to potential Lenders in any syndication or other marketing materials in connection with the Term Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, and (vi) you may disclose this Commitment Letter and its contents (but not the Fee Letter or the contents thereof) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder.

8

The Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by the Commitment Party or any of its Related Parties from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Party or any of its Related Parties without the use of any confidential information, (f) to the Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with the Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (such related persons described in this clause (f), collectively, the “Related Parties”), (g) after the Syndication Commencement Date, to potential or prospective Lenders, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure, (j) to the extent such information was already in the Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, the disclosure of any such information to any Lenders, participants or assignees or prospective Lenders, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, participant or assignee or prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Term Facility is funded, the Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded (except as otherwise specified herein) by the confidentiality provisions in the Term Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on the Commitment Party.

9

The confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and (other than your obligations with respect to the Fee Letter) shall expire and shall be of no further effect after the second anniversary of the date hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Target or the Borrower or (ii) by you to (a) the Target or the Borrower on the Closing Date or (b) any other “shell” entity organized under the laws of the United States, the Cayman Islands or any other jurisdiction reasonably agreed by the Commitment Party, in each case, so long as such entity is, or will be, controlled by you or the Sponsors after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target or be the successor to the Target and agrees to be bound by the terms hereof and the Fee Letter) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of its affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Party hereunder; provided that subject to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (subject to the Limited Conditionality Provisions), (x) the Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment in respect of the Term Facility on the Closing Date) until after the initial funding of the Commitment Party’s commitment in respect of the Term Facility on the Closing Date has occurred and (y) unless you otherwise agree in writing, the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the initial funding of the Commitment Party’s commitment in respect of the Term Facility on the Closing Date has occurred. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein (subject to the Limited Conditionality Provisions).

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the Hong Kong Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (the “HK AML Ordinance”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower, the Guarantor and their respective affiliates, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantor in accordance with the PATRIOT Act and the HK AML Ordinance. This notice is given in accordance with the requirements of the PATRIOT Act and the HK AML Ordinance and is effective for each of us and the Lenders. You hereby acknowledge and agree that during the Syndication Period, the Lead Arranger shall be permitted to share any and all such information with the Lenders, subject to the Lead Arranger’s confidentiality obligations in Section 9.

11

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Term Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Term Facility (or any portion thereof) at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the Term Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

11. Clear Market

From the date of this Commitment Letter until the Syndication Outside Date, you will ensure that no financing (other than under the Term Facility) for the Sponsors, Merger Sub or any of their respective affiliates is announced, syndicated or placed in connection with the Acquisition without the prior written consent of the Lead Arranger.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or its legal counsel on behalf of the Commitment Party), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on June 9, 2015. The Initial Lenders’ respective commitments and the obligations of the Commitment Party hereunder will expire at such time in the event that the Commitment Party (or its legal counsel) has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Term Facility and our other undertakings in connection therewith available for you until the earliest of (i) the end of the first one (1) month period starting from the date on which you execute this Commitment Letter, if at such time the Acquisition Agreement has not been fully executed by all parties thereto, (ii) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (iii) the consummation of the Acquisition without the funding of the Term Facility and (iv) 11:59 p.m., New York City time, on the date that is five business days after the End Date (or other similar term as defined in the Acquisition Agreement as of the date hereof, as such date may be extended pursuant to the terms of the Acquisition Agreement) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitment of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless the Commitment Party shall, in its sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

12

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CHINA MERCHANTS BANK CO., LTD.,
NEW YORK BRANCH

By:	/s/ Jian (Kevin) Ding
	Name:	Jian (Kevin) Ding
	Title:	Head of China Group
Corporate Banking

Accepted and agreed to as of the date first above written:

SUNFLOWER PARENT LIMITED

By:	/s/ Yuqiang Deng
	Name:	Yuqiang Deng
	Title:	Director

SUNFLOWER MERGER SUB LIMITED

By:	/s/ Yuqiang Deng
	Name:	Yuqiang Deng
	Title:	Director

Project Sunflower – Commitment Letter

EXHIBIT A

Project Sunflower

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Sunflower Parent Limited (the “Holdco”), to be organized at the direction of, and controlled by, Mr. Yuqiang Deng, Mr. Zhi Zhu, IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund A - L.P., IDG Technology Venture Investment III, L.P., IDG-Accel China Investors L.P., and CBC Mobile Venture Limited, intends to acquire (the “Acquisition”), through its wholly-owned subsidiary, Sunflower Merger Sub Limited (the “Merger Sub”), Sungy Mobile Limited (the “Target”), from the equity holders thereof (collectively, the “Sellers”). Holdco intends to consummate the Acquisition pursuant to the Agreement and Plan of Merger, dated on or about the date hereof (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”) among the Holdco, the Merger Sub and the Target pursuant to which the Merger Sub will merge with and into the Target, with the Target being the surviving entity, and the Sellers will receive cash in exchange for all of the issued and outstanding equity interests held thereby in the Target (other than equity interests that are determined to be rolled over by the Sponsors, entities controlled by the Sponsors and any other permitted holders to be mutually agreed by the Sponsors and the Commitment Party prior to giving effect to the Acquisition (collectively, “Permitted Holders”), which equity interests shall be rolled over by entities controlled by the Sponsors and such other Permitted Holders in connection with the Acquisition) (collectively, the “Acquisition Consideration”).

In connection with the foregoing, it is intended that:

a)	The Borrower (as defined in Exhibit B hereto) will obtain up to $98 million under a senior secured term loan facility (the “Term Facility”) described in Exhibit B hereto; and

b)	The proceeds of the Term Facility will be applied solely (i) to pay the Acquisition Consideration and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

EXHIBIT B

Project Sunflower

$98 Million Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially, Sunflower Merger Sub Limited, a Cayman Islands company (“Sunflower SPV”) and, after the Acquisition, the Target.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agents:	CMB NY will act as sole administrative agent (the “Administrative Agent”) and off-shore collateral agent and CMB Guangzhou Branch will act as sole on-shore collateral agent (together with the off-shore collateral agent, each a “Collateral Agent” and collectively the “Collateral Agents” and the Collateral Agent together with the Administrative Agent, the “Agents”) for CMB NY (together with its permitted successors and assigns under the Term Facility, the “Initial Lender”) and other members of a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arranger and the Borrower (together with the Initial Lender, collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger:	CMB NY will act as a lead arranger (the “Lead Arranger”) for the Term Facility and perform the duties customarily associated with such roles.

Syndication Agent:	CMB NY will act as syndication agent for the Term Facility and will perform the duties customarily associated with such role.

Term Facility:	A senior secured term loan facility in an aggregate principal amount of up to $98 million (the “Term Facility”). The loans under the Term Facility are referred to as the “Term Loans”.

Purpose:	The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date solely to pay the Acquisition Funds (including, at the Borrower’s election, to fund any fee required in the Fee Letter to the extent otherwise permitted above).

Availability:	The Term Facility shall be borrowed in a single drawing on the Closing Date. Upon the satisfaction of the conditions set forth in the “Conditions to Initial Borrowing” section of this term sheet, the Lenders shall fund the Term Facility within three Business Days after receipt of the Borrowing Notice (as defined below). Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto and the Fee Letter, respectively.

Default Rate:	With respect to overdue principal, at the interest rate otherwise applicable plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Facility Term Sheet is attached, including Exhibits A and C thereto.

Final Maturity and Amortization:

The Term Facility will mature on the earlier of (i) the date that is three (3) years after the Closing Date and (ii) ten (10) Business Days prior to the date on which the Letter of Credit expires or is terminated, and its then outstanding aggregate principal amount will be payable on the maturity date.

The aggregate principal amount of the Term Facility will amortize in annual installments on dates and in amounts as set forth in the schedule below, with the balance payable on the maturity date of the Term Facility.

	Amortization Date	Amortized Loan Principal
	The end of the 12th month after the initial borrowing date	An amount not less than $12 million
	The end of the 24th month after the initial borrowing date	$6 million
	The end of the 36th month after the initial borrowing date	Rest of the outstanding loan principal

Guarantees:	Subject to the Limited Conditionality Provisions, all the obligations of the Borrower under the Term Facility to the Lenders and the Agents and all the obligations of the Borrower under any interest rate or other hedging arrangements entered into with any Lender or any affiliate of the Lender (collectively, the “Borrower Obligations”) shall, without any limitation, be unconditionally and irrevocably guaranteed on a senior basis by Mr. Yuqiang Deng (the “Guarantor”). Subject to customary threshold limitation, the Guarantor shall provide the Administrative Agent with written notice before pledging or permitting the creation of any security interest or lien in any of its assets for the benefit of any party other than CMB or its affiliates unless such advance notification is prohibited by the applicable law or the applicable stock exchange rules.

Security:	Subject to the limitations set forth below in this section and the Limited Conditionality Provisions, (x) the Borrower Obligations and (y) all the obligations of the Guarantor under the Guarantees (collectively, the “Secured Obligations”) will be secured by (i) the first priority pledge (the “Deposit Account Pledge”) of a deposit account opened by the Borrower with CMB NY and all the funds therein from time to time pursuant to a Deposit Account Pledge and Control Agreement between the Borrower and CMB NY, (ii) an irrevocable standby letter of credit with a drawable amount in RMB, which, when converted into the Dollar at the prevailing exchange rate selected by the Lenders, shall not be less than the aggregate of $30 million and the interest and fees payable with respect to the Term Loans for the relevant interest period, issued by CMB Guangzhou Branch at the request of Jiubang Computer Technology (Guangzhou) Co., Ltd. (the “Letter of Credit”); and (iii) a perfected first priority pledge by the shareholders thereof of (x) 100% of the equity interests in Sunflower SPV and its successor (i.e. in Sunflower SPV before the Acquisition and in the Target after the Acquisition), (y) 100% of the equity interests held by each of Mr. Yuqiang Deng and Mr. Zhi Zhu and their affiliates in the Holdco, and (z) 100% of the equity interests in the principal offshore subsidiaries of the Borrower in favor of CMB NY as a Collateral Agent for the benefit of the Lenders and the Agents (the items described in clauses (i) through (iii) above, collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude margin stock. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining the perfection of a security interest in such assets is excessive in relation to the benefit of the security interest to the Lenders and the Agents; provided that such excluded assets shall not secure any obligation or be pledged as collateral to any party without CMB’s prior written consents.

Margin Call:	For so long as any of the Secured Obligations is outstanding, if the RMB shall depreciate against the Dollars to a material extent to be agreed between the Borrower and the Administrative Agent, then the Lenders shall have a right to issue a margin call (a “Margin Call”) to the Borrower, requiring the Borrower to promptly post additional collateral.

Debt Service Account:

The Borrower shall establish and maintain a segregated bank account with the Administrative Agent as the Debt Service Account and shall ensure that at any time before the maturity of the Term Facility an amount equal to at least three months’ interest payments due under the Term Facility is on deposit in the Debt Service Account, which amount shall be used solely for the payment of the Borrower Obligations arising under the Term Facility.

In addition, prior to each interest payment due date, the Borrower shall deposit in the Debt Service Account a sum equal to the aggregate amount of principal and interest payments due on such date.

Bank Accounts:	The Borrower shall establish and maintain one or more bank accounts (the precise number of such bank accounts to be mutually agreed) with the Lenders, which accounts alone shall be used for the operation of the Borrower’s material Chinese operating subsidiaries. The Borrower shall also procure that the key accounts of the Borrower’s material Chinese operating subsidiaries shall be subject to the Lenders’ supervision.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

	(A)	an amount equal to 100% of the net proceeds of incurrences of debt obligations of the Borrower and its subsidiaries after the Closing Date; and

	(B)	an amount equal to 100% of the net proceeds of issuances of equity securities of the Borrower and its subsidiaries after the Closing Date.

Mandatory prepayments may also be triggered by events related to asset disposal unless the Required Lenders expressly consent to such asset disposal in writing prior to its occurrence (subject to customary exceptions, thresholds and reinvestment provisions to be set forth in the Term Facility Documentation).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ break-funding costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Prepayments from the profits to be distributed and asset sale or other disposition proceeds will be limited under the Term Facility Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Facility will not be permitted during the first three-day period after the Closing Date, and will be permitted at any time thereafter, in each case subject to reimbursement of the Lenders’ break-funding costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period (except that for the voluntary prepayment made on the fourth day after the Closing Date, no reimbursement of the Lenders’ break-funding costs is required), without premium or penalty; provided that (i) the Borrower shall make no more than two (2) voluntary prepayments in any consecutive twelve-month period, (ii) the Borrower shall give the Administrative Agent written notice no less than five (5) business days prior to the requested prepayment date and (iii) the amount of each voluntary prepayment must be no less than $10 million and in integral multiples of $5 million. At least one month after the Closing Date, the Borrower may make a one-time prepayment using cash wired out of China by its domestic subsidiaries through dividend or other legal method.

All voluntary prepayments of the Term Facility will be applied as directed by the Borrower (and absent such direction, in direct order of maturity), including to any class of extending or existing Term Loans in such order as the Borrower may designate.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice (the “Borrowing Notice”), (b) the accuracy of Specified Representations and the Specified Acquisition Agreement Representations, in each case in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects, and (c) the conditions set forth in Exhibit C to the Commitment Letter (subject to the Limited Conditionality Provisions).

Term Facility Documentation:	The definitive financing documentation for the Term Facility will consist of a credit agreement, Guarantees, applicable collateral agreements and the necessary ancillary documents (collectively, the “Term Facility Documentation”) which shall be initially drafted by counsel for the Administrative Agent and shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated promptly in good faith, and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower and the Lead Arranger shall reasonably agree; it being understood and agreed that the Term Facility Documentation shall be based on and substantially consistent with transaction documents for a comparable financing of a going private transaction involving a company publicly listed in the U.S. (the principles described in clauses (i) and (ii), the “Documentation Principles”).

Unrestricted Subsidiaries:	The Term Facility Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenants and other conditions to be mutually agreed, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. For purposes of the investment covenant in the Term Facility Documentation, the designation of any subsidiary as an “unrestricted” subsidiary shall constitute an investment to the extent of the outstanding amount of investments in such subsidiary by the Borrower and its restricted subsidiaries at the time of such designation. With limited exceptions to be mutually agreed, unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Term Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any Financial Covenants or financial tests contained in such Term Facility Documentation. When designated as an unrestricted subsidiary, each such unrestricted subsidiary, in the aggregate with all unrestricted subsidiaries previously designated (at the time of designation thereof) that continue to be unrestricted subsidiaries, shall not constitute more than a percentage to be agreed of the pro forma total assets of the Holdco and its subsidiaries at the time of such designation.

Representations and Warranties:	Limited to the following (subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of Term Facility Documentation; with respect to the execution, delivery and performance of the Term Facility Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with material law (including environmental laws); litigation; use of proceeds and compliance with margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Term Facility; inapplicability of Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); since the Closing Date, no Material Adverse Effect (as defined below); taxes; insurance; PATRIOT Act; OFAC; FCPA; subsidiaries; intellectual property; status of Term Facility as “senior debt” and “designated senior debt” (if applicable); ownership of properties; creation, perfection and priority of liens and other security interests; accuracy of representations and warranties made by the Holdco and Merger Sub in Article V of the Acquisition Agreement and the other material agreements entered into in connection with the Transaction, other than Sections 5.08 and 5.09 of the Acquisition Agreement.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on (a) the business or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantor, taken as a whole, to perform its payment obligations under the Term Facility Documentation or (c) the rights and remedies of the Agents and the Lenders under the Term Facility Documentation.

Financial Covenants:

The following financial covenants of the Target shall be tested as of the end of each year, beginning from June 30, 2016:

Leverage Ratio: the ratio of all indebtedness for borrowed money to Adjusted EBITDA (to be defined in the Term Facility Documentation, with customary add-backs and adjustments to be mutually agreed and consistent with the Documentation Principles) of the prior four fiscal quarters shall be equal to or less than (i) 2.5 : 1.0 on a trailing four quarter basis for the first year after the Closing Date; (ii) 2.0 : 1.0 on a trailing four quarter basis for the second year after the Closing Date; and (iii) 1.5 : 1.0 on a trailing four quarter basis for the third year after the Closing Date.

Interest Coverage Ratio: the ratio of total Adjusted EBITDA to total interest expenses in each case of the prior four fiscal quarters shall be not less than 2.0 : 1.0 on a trailing four quarter basis.

Capital Expenditures: Capital Expenditures (to be defined in the Term Facility Documentation) of the prior four fiscal quarters shall not exceed 30% of Adjusted EBITDA of the prior four fiscal quarters.

Affirmative Covenants:	Limited to the following (in each case, to be applicable to the Holdco, the Borrower and their respective subsidiaries and subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles): delivery of annual audited consolidated and semi-annual unaudited financial statements within 180 days of the end of any fiscal year ending after the Closing Date and 90 days of the end of the first fiscal half of any fiscal year ending after the Closing Date, and, in connection with the annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Term Facility occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), officers’ compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults, material litigation; inspections by the Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear); maintenance of existence and corporate franchises, rights and privileges; maintenance of books and records; payment of taxes and similar claims; compliance with laws and regulations (including environmental, Patriot Act, OFAC and FCPA); additional Guarantor and Collateral (subject to limitations set forth under “Guarantees” and “Security” above) and related required actions; use of proceeds; changes in lines of business; changes of fiscal year; designation (and redesignation) of unrestricted subsidiaries; and further assurances on collateral matters; establishment and maintenance of a Debt Service Account and control accounts for operations pursuant to the requirements provided under “Debt Service Account” and “Bank Accounts” sections of this term sheet.

Negative Covenants:	Limited to the following (in each case, to be applicable to the Holdco, the Borrower and their subsidiaries, and subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles):

	a)	unless consented to by the Required Lenders in writing, limitations on the incurrence of indebtedness (which shall permit, among other things, (i) the indebtedness under the Term Facility and any permitted refinancings thereof, (ii) non-speculative hedging arrangements, (iii) any indebtedness of the Target and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement and any permitted refinancings thereof, (iv) purchase money indebtedness and capital leases in an amount to be agreed, (v) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (vi) indebtedness of an acquired company or secured by acquired assets, to the extent such indebtedness is assumed or remains outstanding in connection with the related acquisition; provided that (A) such indebtedness was not incurred in contemplation of such acquisition, (B) the Borrower shall be in compliance with the Financial Covenants in all respects after giving pro forma treatment to such acquisition and (C) such acquisition is a permitted investment or acquisition (“Acquired Indebtedness”), (vii) refinancings of permitted indebtedness (“Refinancing Indebtedness”), subject to customary limitations on the amount, tenor and weighted average life of such Refinancing Indebtedness, (viii) a general debt basket in an amount to be agreed which may be secured to the extent permitted by exceptions to the lien covenant and (iv) other customary exceptions);

	b)	limitations on liens (which shall prohibit any pledge of the intellectual property rights (other than immaterial intellectual property rights)) of the Target and its subsidiaries to any party other than the Lenders but shall permit, among other things, (i) liens securing the obligations arising under the Term Facility and permitted refinancing thereof, (ii) any liens (other than liens on the Collateral) of the Target and its subsidiaries incurred prior to the Closing Date which remain outstanding and are permitted to remain outstanding under the Acquisition Agreement, (iii) liens on equipment or fixed assets that are subject to permitted purchase money indebtedness or capital leases in each case permitted to be incurred pursuant to clause (a)(iv) above, (iv) liens (other than liens on the Collateral) securing Acquired Indebtedness; provided that such liens were not created in contemplation of the applicable acquisition, (v) liens (other than liens on the Collateral) securing Refinancing Indebtedness, to the extent the indebtedness being refinanced was secured, (vi) a general lien basket in an amount to be agreed, and (vii) other customary exceptions; provided that any such liens under clause (vi) on the Collateral shall be junior to (and, with respect to liens securing indebtedness for borrowed money under clause (vi) above in an amount to be agreed, subject to the applicable intercreditor agreement), or not secured by, the liens securing the Secured Obligations);

	c)	unless consented to by the Required Lenders in writing, limitations on fundamental changes (including, without limitation, the reduction of registered and issued capital of the Holdco, the Borrower and the Target, and the restructuring of the Holdco, the Borrower and their respective subsidiaries);

d)	limitations on asset sales (including sales of subsidiaries), sale and lease back transactions and other asset disposals (to be defined in the Term Facility Documentation), with carve-outs to include (i) asset sales consented to in writing by the Required Lenders and (ii) asset sales the proceeds of which are applied to prepay the Term Loans;

e)	limitations on investments and acquisitions, provided that the Borrower may make investments and acquisitions in an aggregate amount in any fiscal year (such amount, for any fiscal year, the “Annual Builder Basket”) up to 20% of the sum of (i) of the amount equal to the cash flow from operations of the Borrower and its subsidiaries during such fiscal year minus (ii) the capital expenditures made by the Borrower and its subsidiaries for normal operations during such fiscal year, plus (iii) any cash used to make short-term investments during such fiscal year; provided further that if the amount of the Annual Builder Basket for any fiscal year exceeds the amount of investments and acquisitions made using the Annual Builder Basket in such fiscal year, such excess may be carried forward to and increase the Annual Builder Basket in subsequent fiscal years (with such carried forward amounts being deemed to be used first in subsequent fiscal years);

f)	limitations on dividends or distributions on, or redemptions of, the Borrower’s equity (which shall permit, among other things, (i) customary payments or distributions to pay the tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries or such parent’s ownership of the Borrower or its subsidiaries and are net of any payments already made by the Borrower and its subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) subject to no continuing event of default, customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees and other taxes, overhead expenses of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries and (iv) dividends on the Borrower’s shareholdings in its subsidiaries);

g)	limitations on prepayments or redemptions of any subordinated indebtedness for borrowed money or any indebtedness for borrowed money secured on a junior basis to the Term Facility;

h)	limitations on negative pledge clauses; and

i)	limitations on transactions with affiliates.

Events of Default:

Limited to the following (to be applicable to the Guarantor, the Holdco, Borrower and their restricted subsidiaries only) and subject to the Limited Conditionality Provisions: nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than use of proceeds, notices of default and maintenance of existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of the Guarantor, the Holdco, the Borrower or their significant restricted subsidiaries (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; actual or asserted (in writing) invalidity of material Guarantees or security interest in Collateral; Change of Control (as defined below).

“Change of Control” shall be deemed to have occurred if (a)(i) prior to a Qualified Public Offering (to be defined in the Term Facility Documentation), the Sponsors and other Permitted Investors (to be defined in the Term Facility Documentation) shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of each of the Holdco, the Borrower and the principal subsidiaries of the Borrower or (ii) from and after a Qualified Public Offering, any person (other than the Sponsors and other Permitted Investors) shall acquire direct or indirect ownership of shares representing at least 40% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the IPO Entity (to be defined in the Term Facility Documentation), (b) the Holdco shall cease to directly or indirectly own, beneficially and of record, 100% of the issued and outstanding equity interests of the Borrower, or (c) if a “Change of Control” (or a similar event, however denominated), as defined in the documentation governing the other material debt obligation of any Guarantor, the Borrower or the Borrower’s principal subsidiaries shall have occurred.

Voting:	Amendments and waivers of the Term Facility Documentation will require the approval of Lenders holding at least 66-2/3% of the aggregate amount of the loans and commitments under the Term Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness in principal), interest (other than a waiver of default interest), premiums or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute an extension of any maturity date) or the date for the payment of interest, premiums or fees, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantees or releases of all or substantially all of the Collateral and (iii) customary protections for the Administrative Agent will be provided. Defaulting lenders shall not be included in the calculation of the Required Lenders.

The Term Facility Documentation shall contain customary provisions for replacing defaulting lenders and terminating their commitments, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Term Loans shall have consented thereto.

Cost and Yield Protection:	The Term Facility Documentation will include customary tax gross-up, cost and yield protection provisions; provided that the gross-up and yield protection provisions in respect of taxes will be updated as necessary to reflect current market practice for facilities and transactions of this type.

Assignments and Participations:	After, but not before, the elapse of six months from the Closing Date, the Lenders will be permitted to assign (other than to natural persons) loans under the Term Facility with the consent of the Borrower (any such consent shall be deemed to be given after 15 business days’ notice if the Borrower fails to respond) and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default and (B) no consent of the Administrative Agent or the Borrower shall be required if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another applicable Lender, an affiliate of an applicable Lender or an approved fund) will be in an amount of $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee no less than $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

Six months after the Closing Date, the Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

In addition, non-pro rata distributions will be permitted in connection with loan buy-back or similar programs, assignments to, and open market purchases by the Borrower and its affiliates on terms consistent with the two succeeding paragraphs.

Expenses and Indemnification:	The Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agents and the Commitment Party (without duplication) associated with their due diligence investigation, the syndication of the Term Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Term Facility Documentation (including the reasonable fees, disbursements and other charges of a single New York law firm identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and consultants (to the extent retained with Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Agents, the Commitment Party and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of, resulting from or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Person of its obligations under the Term Facility (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Sunflower SPV, the Borrower or their restricted subsidiaries; provided that the Administrative Agent, the Lead Arranger and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time.

Governing Law and Forum:	The Term Facility Documentation will be governed by New York law and will provide for the parties thereto to submit to the non-exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City.

Counsel to the Administrative Agent and Lead Arranger:	White & Case LLP.

ANNEX I

Interest Rates:	At the option of the Borrower, LIBOR plus 3.0% per annum. In the event that the outstanding principal amount of the Loans is reduced to $30 million or below, the interest rate shall be LIBOR plus 1.5% per annum.

The Borrower may only elect interest periods of 3 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days.

Interest shall be payable in arrears, for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date.

“LIBOR” is the London interbank offered rate for U.S. dollar deposits for a three month interest period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen).

EXHIBIT C

Project Sunflower

Summary of Additional Conditions2

The initial borrowings under the Term Facility shall be subject to the following conditions:

1. Since the date of the Acquisition Agreement, there has not been any event or effect that has had or would have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Acquisition Agreement).

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Party in their capacities as such, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned). The Administrative Agent shall have received evidence of (i) the staff of the U.S. Securities and Exchange Commission (“SEC”) have indicated to the Target’s counsel that they are not reviewing or, in connection with their review, have no further comments with respect to the Proxy Statement or the Schedule 13E-3 filed with the SEC in connection with the Acquisition and (ii) the public announcement of execution and delivery of the Acquisition Agreement by the Target.

3. The Administrative Agent shall have received evidence that the Sponsors and the other Permitted Holders, collectively, own, directly or indirectly, not less than 51% of the ownership interest in the Holdco and that Holdco directly owns 100% of the ownership interest in the Merger Sub.

4. The Administrative Agent shall have received audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, in each case, prepared in accordance with the generally applicable accounting principles in the United States.

5. (Intentionally omitted).

6. Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’ security interest in the Collateral in respect of the Term Facility shall have been executed and delivered and, if applicable, be in proper form for filing.

7. Subject in all respects to the Limited Conditionality Provisions, at least two business days prior to the Closing Date, the Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantor, in each case that shall have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

8. The closing of the Term Facility shall have occurred on or before the Expiration Date.

9. (i) The execution and delivery by the Borrower and the Guarantor of the Term Facility Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and subject to the Limited Conditionality Provisions, (ii) receipt by the Lead Arranger of the Letter of Credit which shall be in form and substance reasonably satisfactory to the Lead Arranger, and (iii) delivery to the Lead Arranger of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to the Borrower and the Guarantor (to the extent applicable).

10. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced on or prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility).